Exhibit 10.1

COSTCO WHOLESALE EXECUTIVE HEALTH PLAN

During fiscal 2006, officers at the level of senior vice president and above may participate in the Executive Health Plan (the Plan). Under the Plan, participants are covered for out-of-pocket expenses they would otherwise incur under base health care plans generally available to employees of the Company (which include medical, dental, vision and pharmacy), as well as the amounts that would have been reimbursable to them under the base plans. The Company will pay the premium for third-party insurance covering the benefits under the Plan. Participants will pay a portion of this premium, based on a formula that includes the cost to the employee of the Company’s base plans (absent the employee’s participation in the Plan) plus up to 60% of that cost.